UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

 November 12, 2015

FBEC WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Wyoming	000-52297	47-3855542
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Central Ave., Cheyenne, WY 82001
 (Address of principal executive offices)

N/A
(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 12, 2015, FBEC Worldwide, Inc., (“FBEC”) entered into a joint venture agreement (the “JV Agreement”) with CBD Globe Distributors Ltd (“CBD”). Pursuant to the JV Agreement FBEC and CBD will form a limited liability company (the “LLC”), which shall be owned as follows: 50.1% by FBEC and 49.9% by CBD. The LLC shall create a strategic alliance between the brands currently held by the parties, respectively in an effort to lend support in a multitude of areas and consolidate businesses in the cannabis and hemp industry. FBEC will take on the role of online digital marketer in a wide variety of online spaces as well as provide fulfilment support for the distribution of all brands at FBEC’s expense. To the extent set forth in this Agreement, each of the Parties shall own an undivided fractional part in the LLC. Jason Spatafora and Patrick Folkes shall be the managing members of the LLC (the “Managing Members”).

The term of the JV Agreement shall be one year. The JV Agreement may be terminated by either party in writing with thirty (30) days’ notice.

FBEC, through the operations of LLC, in connection with má products, an ultra-high grade certified CBD hemp oil product which comes with a flavor cartridge, vapor pen, and 1ml of ma CBD oil, will perform the following tasks:
● Handle all digital and social media marketing; attempt to increase sales online and via wholesale channels utilising SEO activities and Google Adword commitment.
● Connect fulfillment centre to website and coordinate sales GUI for wholesale ordering by sales team members.
● Data collection on retailers, distributors and wholesalers.
● Identify, list and provide all free or discounted banner groups available.
● Implement logistical and distribution manager to handle fulfilment needs by using inventory management software.
● Create a tracking platform using available technology to maintain accurate records of purchase orders, accounts receivable and all other expenditures related to day to day business of má products.
● Create marketing strategies to extend the footprint of all brands associated with the LLC by both traditional marketing means, celebrity endorsement and product placement with prior approval of strategy and marketing aims in unison with CBD as brand owners.
● Seek funding commitments for both promotions and conventions.
● Provide its scientific advisory team to propose ideas to CBD, test and create new products that CBD could deem unique and worth pursuing by unanimous consent of the Managing Members.
● Seek approval from CBD in connection with the marketing of any other competing product or proposition, without such approval FBEC would be prohibited from any further activity in this respect.
● Liaise with CBD on all proposed product pricing issues, discounts, promotions, campaigns, PR, social media, advertising and all other marketing issues with the objective of streamlining má brand and marketing campaigns worldwide.
● Coordinate the payment to CBD of its profit distribution, pursuant to the Operating Agreement, within 10 business days of each month end.
●
CBD, through the operations of the LLC, will:
● Share any future distribution pipeline opportunities with FBEC for the purpose of extending the má brand exposure in the cannabis and hemp space.
● Design a website, and create a new eCommerce platforms.
● Manage of all internet properties.
● Direct all revenue and product flow related to the má brand in the United States through the LLC and assist FBEC in its preparation of periodic financial reports as to be filed with the Securities and Exchange Commission.

The parties shall share the net profit realized by the LLC, if any, within 10 business days of each month end. All net profit is to be disbursed 50% (Fifty percent) to each party. FBEC shall also issue CBD 6,000,000 shares of restricted common stock over the coming year.

Prior to the date of the JV Agreement, the parties thereto had no interaction other than the negotiation of the JV Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Joint Venture Agreement, by and between FBEC Worldwide, Inc. and CBD Globe Distributors Ltd, dated November 12, 2015.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 November 16, 2015

FBEC Worldwide, Inc. /S/ Jason Spatafora —————————————— By: Jason Spatafora Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Joint Venture Agreement, by and between FBEC Worldwide, Inc. and CBD Globe Distributors Ltd, dated November 12, 2015.